Exhibit 3.1

Memorandum and Articles of Association of Abengoa, S.A.

Part I

Name, registered office, objects and duration

Article 1. Name

The commercial company “Abengoa” was incorporated in Seville on the fourth day of January, nineteen forty-one, as a private limited company and became a public company limited by shares on the twentieth day of March, nineteen fifty-two, under the name of “Abengoa, S.A.”.

Article 2. Registered office

The domicile of the Society is fixed in Seville, in Campus Palmas Altas, 1 Energía Solar Street, 41014, being able to be established and suppress branches or delegations, agencies, stores, deposits and other complementary establishments in any other place of Spain and abroad when like that it is resolved by the Board of Directors of the Company, who, also, will be able to move the head office inside the municipal area of Seville.

The General Meeting will be able to resolve the change of head office to another municipality previous offer of the Board fulfilling the in force regulations to the time of the agreement”

Article 3. Objects

The objects for which the Company is established are to engage in and carry on business in connection with projects for and the construction, manufacture, import-export, acquisition, repair, installation, assembly, contracting, sale and supply of all manner of electrical, electronic, mechanical and gas equipment or appliances for any application and all ancillary material used in this branch of industry, civil engineering works associated with such installations and ancillary material for all related businesses, including electricity generating power stations — nuclear, hydroelectric, thermal, solar and wind power plants and transformer and rectifier substations; design and manufacture of command and control consoles, low-, medium- and high-voltage cubicles, switchboards and equipment for nuclear power stations, bar conductors, rectifier equipment, motor control centres, low-voltage distribution boards, power boards and transformer centres; distribution networks, electrification of industrial facilities, mining installations and commercial and residential buildings, hydraulic pumping stations, water regulation and control systems, irrigation systems, water treatment systems; river management, water distribution operation; urban and industrial waste treatment, covering solid, liquid and gaseous waste, automatic hydrological information systems, seawater desalination plants, road tunnel ventilation and control systems, electrical, beacon, lighting and control installations at airports and ports, oil platform installations, heating and cooling systems, fire protection systems, studies and works

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

for health service facilities, residential estates, urban landscaping and street furniture, industrial, artistic, monument, sports and street lighting, control and automation, security, manufacture, development, commercialisation and maintenance of security equipment, particularly  the installation and maintenance of physical, electronic, visual and acoustic devices or instruments for surveillance, monitoring and protection systems, especially with connection to alarm reception centres, consultancy, design, construction, maintenance and planning of security systems, naval electric power, traffic and road signs, power lines, electric traction, electrification and signalling for all types of railways, fixed installations for rolling stock, including railways and tracks, telephony, telematics, telecommunications and radio communications in general, computer hardware and software for all types of installations and buildings and for all types of applications and the maintenance, servicing and repair of such products. The Company has full legal powers and the authority required to acquire, transfer and encumber movable and immovable property and intangible rights.

The objects of the Company also include the study, development and execution of all types of private and public civil engineering construction, rehabilitation, improvement and conservation works, including all manner of industrial construction works, civil engineering works, infrastructures, land urbanisation and the construction of dwellings and buildings of all kinds.

Further objects are to carry out activities related to the acquisition, holding, administration, disposal and sale of any movable or immovable property, intangible rights, securities, except for activities governed by special laws, equity securities, fixed-interest securities and stocks and shares in any listed or unlisted company or any other interest in any corporation, commercial company, entity or body whether public or private, national or foreign, at the time of incorporation or at a later date, irrespective of its activities or the rights and interests inherent in it.

Article 4. Duration

The Company is established for an indefinite period of time and may only be wound up at the proposal of an Extraordinary General Meeting of Shareholders under the terms and conditions set forth in articles 30 and 54 of this Memorandum and Articles of Association.

Article 5. Operations

The operations commenced by the original Company “Abengoa, S.L.” have been continued without interruption by “Abengoa, S.A.”.

Part II

Share capital, shares and shareholders’ rights and obligations

Article 6. Share capital

The share capital of Abengoa, S.A. is eighty nine million five hundred thirteen thousand fifty nine Euros with thirty five cents of Euro (89,513,059.35  €) represented by five

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

hundred thirty eight million sixty two thousand six hundred ninety (538,062,690) shares fully subscribed and paid, belonging to two separate classes:

-Eighty four million eight hundred eighty two thousand two hundred fifty five shares (84,982,255), belonging to Class A, shares with a par value of one (1)Euro each all of the same class and series. Each Class A shares confers one hundred (100) voting rights, as Class A shares (“Class A shares”).

-  Four hundred fifty three million eighty thousand four hundred thirty five actions (453,080,435), belonging to Class B, shares with a par value of one euro cent (0.01) Euros each all of the same class and series. Each Class B shares confers one (1) voting right, all of these shares with economic privileged rights established in the article 8 of these bylaws (Class B shares and Class A shares herein after “shares with voting rights”)

The shares shall be represented by book entries and shall be governed by the Stock Market Act and other applicable provisions.

Article 7. Accounting Records.

The authority charged with Accounting registration of the shares in the terms established in the currently applicable legislation is the Spanish Central Securities Depository (Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. [Iberclear]).”

Article 8. Shareholders’ rights

A)                         Class A shares

Class A shares, with a par value of one (1) euro as ordinary shares, ( Class A shares) endow their owners with the rights established under law and in these Articles, with the following stipulations:

A.1)               Voting rights

Each class A share carries one hundred (100) voting rights.

A.2)               Pre-emptive rights and rights to free assignment of new shares

Except in the case of inexistence or exclusion of pre-emptive rights or of rights to free assignment or any similar pre-emptive rights, when class B and/or class C shares have been issued, successive capital increases or successive issues of convertible or exchangeable bonds or any other security or instrument which could give rise to subscription, conversion, exchange, acquisition or in any other way grants the right to receive Company shares shall be adopted by the Company with one of the following structures: simultaneous issue of class A shares, class B shares (if previously issued) and class C shares (if previously issued) in the proportion in which the number of shares of each share class represents on the total number of shares already issued in which corporate equity is divided at the time of their issuing or increase; issue of

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

any security or instrument which may give rise to subscription, conversion, exchange, acquisition or that in any other way grants the right to receive class A, class B and class C shares in the proportion indicated.

Class A pre-emptive rights, rights to free assignment of shares and any other similar preemptive right shall be exercised only over class A shares granting the holder the right to acquire, convert, subscribe or to receive class A shares (or convertible or exchangeable bonds, warrants or other securities and instruments granting rights to subscription or acquisition of the same).in any other way, provided that the principle of proportionality set forth in the above paragraph is fully respected.

Capital increases using reserves or premiums obtained from the issuance of shares executed by increasing the nominal value of the shares of both classes, class A shares as a whole shall be entitled to a nominal value increase in a proportion similar to the total nominal value of the class A shares in circulation at the time of the execution of the agreement it represents with regards to the Company’s stock capital represented by the class A shares and by the class B shares, and by the class C shares issued and circulating at such time.

The above notwithstanding, the General Meeting shall be entitled to increase the share capital by charge to reserves through the issue of only new Class A shares, provided always that a favourable vote is separately obtained by the majority of the shares in each of the various classes of shares outstanding, and otherwise at all times respecting an equal treatment between all classes of shares.

A.3)               Right to convert Class A shares into Class B shares

Each class A shares confers on its holder a right to obtain its conversion into a Class B share, exercisable up until 31 December 2017.

The conversion right shall be exercised by its holder by providing the Company (or, alternatively, the nominee entity appointed for such purpose, through the participating entity in Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear), by any means allowing to establish receipt, of a notice, deemed to be issued on a firm, irrevocable and unconditional basis, in which the holder shall express the total number of Class A shares it holds and the exact number of Class A shares over which it wishes to exercise its conversion right, so that the Company may carry out the necessary acts and pass the necessary resolutions to effect said conversion and may duly report this to the Spanish National Securities Market Commission by issuing the relevant communication of a relevant fact.

The above described notice shall be accompanied by the relevant certificate attesting to the legitimate ownership of the relevant Class A shares, issued by an entity participating in the systems managed by Iberclear, or by an intermediary or custodian financial entity, or a managing entity of the shares, on the terms provided in the rules on representation of securities in book entry form or through any other means of evidence to which the Company accords sufficient validity for the purposes hereof.

Upon the Class A shareholder exercising its conversion right, the share capital of the Company shall be deemed reduced in the amount of the difference between the par value of the Class A shares on which the right is exercised and the par value of the same number of Class B shares, which amount shall increase the restricted reserve

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

which, for these purposes and pursuant to the provisions of section 335.c) of the Capital Companies Act, the Company shall have established in advance.

It shall be the Board of Directors’ duty, with express power of substitution in favour of the Chairman or the Chief Executive Officer, to determine the term, frequency and procedures to exercise the conversion right, including where appropriate, the assessment of the adequacy of the equivalent means of evidence referred to above, as well as any other aspects as may be necessary for the effective exercise of said right, all of which shall be duly reported through the issue of the relevant communication of relevant fact.

A.4)               Other rights

Without prejudice to the provisions of section 2 above, each class A share confers the remaining rights, including the financial rights recognized under law and these Articles of Incorporation, and to which shareholders are entitled as partners in the Company.

B)                         Class B shares

Class B shares, with a par value of one euro cent (0.01) euro (Class B shares and Class A shares herein after “shares with voting rights” ) endow their owners with the rights established under law and in these Articles, with the following stipulations:

B.1)               Voting rights

Each class B share confers one (1) voting right.

B.2)               Pre-emptive rights and rights to free assignment of new shares

With full guarantee of the principle of proportionality between the number of shares represented by classes A, B and C (if previously issued) on the total of company shares set forth above in relation to class A, pre-emptive rights and rights to free assignment of class B shares shall be exercised only over class B shares (or convertible or exchangeable bonds, warrants or other securities and instruments granting rights to subscription or acquisition of the same).

Capital increases using reserves or premiums obtained from the issuance of shares executed by increasing the nominal value of the shares issued, class B shares as a whole shall be entitled to a nominal value increase in a proportion similar to the total nominal value of the class B shares in circulation at the time of the execution of the agreement it represents with regards to the Company’s stock capital represented by the class A shares and by the class B and by class C shares circulating at such time.

The above notwithstanding, the General Meeting shall be entitled to increase the share capital by charge to reserves through the issue of only new Class B shares, provided always that a favourable vote is separately obtained by the majority of the shares in each of the various classes of shares outstanding, and at all times respecting an equal treatment between all classes of shares:

B.3)               Other rights

Without prejudice to the provisions of sections 1 and 2 above, and to that

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

established in the regulations in vigour, each class B share confers, in spite of having a lower par value, the same rights, including financial rights, as class A shares, and the Company shall grant class B shareholders the same treatment recognized for class A shareholders insofar as it does not contradict the stipulations of the regulations in vigour. In particular, each class B share grants its holder the right to receive the same dividend, the same liquidation quota, the same restitution of contributions in the event of capital reduction, distribution of reserves of any kind (including, as the case may be, premiums for attendance to the General Meeting), issuing premiums and any other allocations as class A shares, all the aforesaid in the same terms applied to class A shares.

In the event of capital reduction due to losses through the reduction of the nominal value of the shares, class A and class B shares shall be affected in proportion to their respective par values.

B.4)                                            Separate voting in the event of modifications of bylaws or agreements and other operations that may negatively affect class B shares

Bylaw or agreement modifications that may directly or indirectly damage or negatively affect the pre-emptive rights or privileges of class B shares (including any modification of the precautionary bylaws relating to class B shares or to any agreement that may damage or negatively affect class B shares in comparison with class A shares, or that may benefit or favourably affect class A shares in comparison with class B shares) shall require, in addition to it being approved pursuant to the stipulations of these bylaws, an approval by a majority of class B shares in circulation at the time. For explanatory but by no means limiting purposes, said precaution shall entail as follows: the elimination or modification of the precaution set forth herein on the principles of proportionality between the number of shares representing class A shares, those of class B and those of class C (if previously issued) over the total of the company’s shares in the issuance of new shares or securities or instruments that may give rise to conversion, exchange or acquisition, or in any other manner, that may suppose a right to receive the company’s shares; the partial or total exclusion, of a non-egalitarian nature for shares of class A, class B and class C (as the case may be), of the pre-emptive and other analogous rights that may be applicable by Law and by these bylaws; the repurchase or acquisition of the company’s own shares that may affect class A shares, class B shares and class C shares (as the case may be), in a non-identical manner, in their terms and conditions, price or in any other manner, and which may exceed that which is produced under the framework of ordinary operation of treasury stock or which may give rise to amortization of shares or to the reduction of capital in a non-identical manner for class A, class B or class C shares (as the case may be); the approval of the company’s structural modification that does not amount to treatment identity in all of its aspects for class A and class B shares; the exclusion of the shares of the company from trading on any secondary stock exchange or securities market except through the presentation of an offer of acquisitions for the exclusion from trading as envisaged in the considerations for the class A, class B and class C shares (as the case may be); the issuance of class C or of any other class of preferred or privileged shares that may be created in future.

To these effects separate voting will not be necessary in the event of the adoption of the total or partial exclusion agreement of the pre-emptive rights and others

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

according to the Law and the present bylaws in relation with the different class of shares in a simultaneous and identical way for the shares of class A, class B and class C, in his case.

B.5)               Rights of Redemption for class B Shares

In the cases in which offers are tendered and accepted for the acquisition of the entire Shares with voting rights of the company, following which the offeror, together with persons cooperating with it, (i) manages to directly or indirectly acquire voting rights in the company amounting or equal to 30 percent, except if another person, individually or jointly together with persons cooperating with it, already held a percentage of voting rights equal to or above that of the offeror after the offer, or otherwise (ii) having acquired shareholding below 30 percent, appoints a number of board members who, united, as the case may be, with those already appointed previously, may represent more than half of the members of the Company’s Administrative organ, each class B shares holder shall be entitled to a redemption by the company pursuant to Article 501 of the Corporations Act, except if the holders of the class B shares had already held the rights to participate in this offer and that their shares had been acquired in the same manner and under the same terms and conditions and, whatever the case may be, for the same consideration, as the holders of class A shares (each offer meeting the characteristics described above, a “Supposition of Redemption”), and subject to what is set out below for the case in which the redemption notices exceed the limit of section 500.1 of the Capital Companies Act.

Redemption Procedure

In the event of a Supposition of Redemption, for the purpose of information and within seven (7) calendar days from the date of either the liquidation of the offer, or offeror’s appointment of board members who, united, as the case may be, with those it may already have appointed, representing more than half of the Company’s administrative organ, the Company shall be obliged to publish an announcement informing class B shares holders of the process for the exercise of redemption rights in relation to such offer in the Company Registry’s Official Gazette, in Official Gazettes of Spanish Stock Exchange of Securities Markets, on the Webpage of the company and in a national Daily that is widely circulated.

Each class B holder may exercise its redemption rights within two months from the date of the last of the announcements mentioned in the paragraph above, by notifying the Company. The Company remains bound to ensure that said notice for the exercise of the redemption rights may be issued through the systems established for that purpose by Iberclear SA, the Securities Registration, Compensation and Liquidation Management Company.

The redemption price that the Company shall immediately pay for each class B share redeemed shall be equal to the considerations paid in the offer to class A shares holders, increased by the legal interest rate on the aforementioned amount counting from the date of the issuance of notice of the exercise of the redemption rights until the date of the actual payment is made to the holder of the shares exercising the

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

redemption rights. The Company administrators hereby remain empowered to undersign the agreements and take the actions that may be necessary or appropriate to ensure the complete and satisfactory execution of the redemption rights mentioned in this section.

Upon payment of the redemption price, the share capital of the Company shall be deemed reduced in the amount of the par value of the redeemed shares. According to section 500.1 of the Capital Companies Act, the amount of the reduction of share capital must not exceed one quarter of the share capital. The issue agreement shall establish the terms for the exercise of the right of redemption, the Company will place priority on the redemption requests placed by those shareholders who exclusively hold Class B shares and to those who, although holding both Class A and Class B shares, provide evidence that they refused to accept, neither totally nor partially, the takeover bid that triggered the Redemption Event. In this case, the Company will reduce its share capital by meeting all such priority redemption requests in proportion to the number of Class B shares held by each shareholder.

The reference market value of any non-monetary considerations whatsoever met in the offer, on the date of the first liquidation of the offer, shall be considered as the Euro amounts. Said evaluation must be accompanied by a report issued by an independent expert appointed by the company, selected from audit firms of international repute.

Restrictions on dividends sharing until payment is made to holders of redeemed shares

From the moment the offer is tendered until the fully payment of the redemption price including, as the case may be, the applicable interests of the class B shares with regards to those for which redemption rights is exercised, the Company may not pay, distribute or share any dividends whatsoever to its shareholders, regardless of whether such dividends, distribution or sharing are paid in money, securities of the Company or of any of its subsidiaries, or in any other securities, properties or rights.

C)                         Class C shares

Class C shares with a par value of one euro cent (0.01) euro (Class C shares and shares with voting right herein after “The Shares” ) endow their owners with the rights established under law and in these Articles, with the following stipulations:

C.1)               Voting rights

Class C shares do not carry voting rights.

C.2)               Preferential dividend

2.1. Each class C share confers on its holder the right to receive an annual minimum preferential dividend charged against ordinary distributable profits for the fiscal year in question at the end of which the class C share exists, of one euro cent (0.01 €) per class C share (Preferential Dividend).

2.2. The Company is bound to adopt the Preferential Dividend allocation and pay class C shareholders before paying out any dividend whatsoever to holders of Voting Shares charged against the ordinary distributable profits obtained by the Company in

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

each fiscal year.

2.3. The Preferential Dividend corresponding to class C shares must be paid within the nine (9) months following closure of the fiscal year in question, up to the amount at which the aggregate sum of said Preferential Dividend for class C shares does not exceed the sum of distributable profits obtained by the Company in said fiscal year.

In the event that the Company fails to obtain sufficient distributable profits for full payment of the Preferential Dividend for all class C shares existing at the close of the fiscal year in question, said dividend shall not be paid out and the part of the aggregate sum of said Preferential Dividend exceeding the distributable profit obtained by the Company during the fiscal year constituting the corresponding calculation period shall not accumulate as a dividend to be paid out in the future.

2.4. Total or partial failure to pay out the Preferential Dividend due to failure to obtain sufficient distributable profits for full payment of the Preferential Dividend corresponding to the fiscal year in question shall not entail recovery of voting rights by class C shares.

C.3)               Other dividends and allocations

Each class C share confers the right of the holder to receive, in addition to the Preferential Dividend, the same dividend, the same liquidation quota, the same restitution of contributions in the event of capital reduction, distribution of reserves of all kinds or the issuance premium and whatsoever other allocations and distributions as Voting Shares, all in the same terms and conditions that correspond to Voting Shares.

C.4)               Preferential liquidation right

4.1. Each class C share confers on holders the right to receive, in the event the Company is wound up and liquidated, an amount (the Preferential Liquidation Quota) equivalent to the paid up value of class C shares.

4.2. The Company shall pay out the Preferential Liquidation Quota for class C shares before satisfying any amount whatsoever to holders of Voting Shares. Regarding the rest of the liquidation quota that may correspond to them, they shall be entitled to the same rights as Shares with voting rights.

C.5)               Rights of Redemption for class C Shares

Each class C shares entitles its holder to redemption pursuant to the procedure established for the possible redemption of class B shares in the event that an offer of acquisition is tendered and (partly or wholly) liquidated (each offer meeting what follows, a “Supposition of Redemption”) for part or all of the shares of the Company except if the class C shares holders had already held the rights to participate in that offer and that their shares were acquired in this same manner and under the same terms and conditions and, whatever the case may be, for the same considerations, as the holders of class A Shares.

Notwithstanding the above, with regards to the total of the class C shares circulating at the time of the tendering of the acquisition offer that gives rise to the Supposition of Redemption in question, class C shares redeemed as consequence of a specific

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Supposition of Redemption may not represent a percentage above that representing the sum of class A shares and (as the case may be) class B shares (i) for which the offer giving rise to such Supposition of Redemption is tendered, (ii) of which the offeror of said offer is holder and (iii) of which the holders are persons cooperating with offeror or persons who signed agreements with offeror in relation to the offer, with regards to all of the class A shares and (as the case may be) class B shares circulating at the time of the tendering of the acquisition offer that gives rise to the Supposition of Redemption.

In the event that, as a result of applying the limitations set forth above, the redemption of all of class C shares, for which the rights of redemption have been exercised in this Supposition of Redemption, is deemed inadmissible, the class C shares to be redeemed from each class C shares holder shall be reduced, in proportion with the number of class C shares for which the rights of redemption have been exercised, making sure not to exceed the limit in question.

C.6)               Other rights

6.1 Pre-emptive rights.

With regards for the principle of proportionality between the number of shares representing class A shares, those of class B (if already issued previously) and those of class C over the total number of shares of the company, previously enunciated in relation to class A shares, the pre-emptive and free assignment rights of class C shares shall solely be aimed at class C shares (or convertible or exchangeable bonds or debentures, warrants or other securities and instruments that may give rise to subscription or acquisition rights).

Capital increases using reserves or premiums obtained from the issuance of shares executed by increasing the nominal value of the shares issued, class C shares as a whole shall be entitled to a nominal value increase in a proportion similar to the total nominal value of the class C shares in circulation at the time of the execution of the agreement it represents with regards to the Company’s stock capital represented by the class A shares and by the class B shares and by the class C shares issued and circulating at such time.

The above notwithstanding, the General Meeting shall be entitled to increase the share capital by charge to reserves through the issue of only new Class C shares, provided always that a favourable vote is separately obtained by the majority of the shares in each of the various classes of shares outstanding, and at all times respecting an equal treatment between all classes of shares.

6.2 Separate voting in the event of modifications of bylaws or agreements and other operations that may negatively affect class C shares

Notwithstanding Article 103 of the Stock Corporations Act, bylaw or agreement modifications that may directly or indirectly damage or negatively affect the pre-emptive rights or privileges of class C shares (including any modification of the precautionary bylaws relating to class C shares or to any agreement that may damage or negatively affect class C shares in comparison with class A and/or class B shares, or that may benefit or favourably affect class A and/or class B shares in comparison with class C shares) shall require, in addition to approval pursuant to the stipulations of these bylaws, approval by a majority of class C shares in circulation at

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

the time. For explanatory but by no means limiting purposes, said precaution shall entail as follows: the elimination or modification of the precaution set forth herein on the principles of proportionality between the number of shares representing class A shares, those of class B (if previously issued) and those of class C over the total of the company’s shares in the issuance of new shares or securities or instruments that may give rise to conversion, exchange or acquisition, or in any other manner, that may suppose a right to receive the company’s shares; the partial or total exclusion, of a non-egalitarian nature for shares of class A and/or class B and class C of pre-emptive and other analogous rights that may be applicable by Law and these bylaws; the repurchase or acquisition of the company’s own shares that may affect class A and/or class B shares with regards to class C shares, in a non-identical manner, in their terms and conditions, price or in any other manner, and which may exceed that which is produced under the framework of ordinary operation of treasury stock or which may give rise to amortization of shares or to reduction of capital in a non-identical manner for class A, class B (as the case may be) and class C shares; the approval of the company’s structural modification that does not amount to treatment identity in all of its aspects for class A, class B shares (as the case may be) with regards to class C; the exclusion of the shares of the company from trading on any secondary stock exchange or securities market except through the presentation of an offer of acquisitions for the exclusion from the trading as envisaged in the considerations for the class A, (class B as the case may be) and class C shares; the issuance of any other class of preferred or privileged shares that may be created in future.

Notwithstanding the provisions of article 293 of the Capital Companies Act, any agreement by the Company to increase capital by any method and under any formula whatsoever entailing the first issue of class C shares shall also require approval, in accordance with the legal provisions and the provisions of article 30 of these Articles of Incorporation, of the majority of class B shares in circulation.

Article 9. Joint ownership of shares

The shares are indivisible vis-à-vis the Company. In the case of shares held jointly by several persons, the joint holders shall designate any one of them to exercise shareholder rights and they shall be jointly and severally liable to the Company for the fulfilment of obligations deriving from membership.

Article 10. Shares held in usufruct

In the case of shares held in usufruct, the naked owner retains the status of member, but the usufructuary has the right to collect dividends paid out by the Company during the period of usufruct. All other shareholder rights belong to the naked owner.

If the usufruct is over shares that are not fully paid up, the naked owner is liable to the Company for sums due on the shares. Once payment has been effected, the naked owner is entitled to require the usufructuary to pay the legal rate of interest on the amount invested, up to the amount paid in share earnings. In the event of failure to fulfil this obligation five days prior to the due date, the usufructuary can make the payment and charge it to the naked owner when the usufruct expires.

Article 11. Pledged shares

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

The owner of pledged shares shall exercise all shareholder rights, and the pledgee is bound to facilitate the exercise of said rights by presenting the shares to the Company when required. If the pledgor does not fulfil an obligation to pay sums due on the shares, the pledgee may effect the payments or proceed to foreclose on the pledged shares.

Article 12. Calls on shares

The General Meeting of Shareholders or the Board of Directors by delegation may from time to time make calls upon the members in respect of any amounts unpaid on their shares. Each member shall pay the specified amount at the established time or times.

If an amount called in respect of a share by the General Meeting of Shareholder is not paid before or on the day appointed for payment, the Company may, at its discretion, adopt any of the following decisions:

a)                Institute legal proceedings to enforce compliance with the obligation to pay the amount called on the shares plus legal interest and to seek damages sustained as a result of non-payment.

b)                Take enforced collection action against the member, seizing his or her property to satisfy the amount called on the shares plus interest. The enforcement order can be issued on the basis of certification by the Company accrediting that the debtor is a shareholder and the resolution adopted by the Board of Directors to issue a call on shares.

c)                Execute the transfer of the shares before a notary public and replace the original share certificate with a duplicate. All expenses incurred in this respect shall be for the account of the defaulting member. If, for any reason, the shares cannot be sold, the Company has the right to terminate the contract with the defaulting member and cancel the shares in question, with the corresponding reduction of capital. Any amounts already paid on the shares shall revert to the Company.

Article 13. Transfer of shares

The transferee of shares that are not fully paid up shall be jointly and severally liable with all previous transferors, as the Directors may determine, for the payment of sums due on shares. The liability of the transferor shall expire three years from the date of the transfer.

Article 14. Rules governing the transfer of shares

All shares in the Company shall be freely transferable, there being no restrictions or limitations in this respect. The instrument of transfer shall be any form permitted by law.

Article 15. Acquisition of Treasury Stock

The Company may acquire treasury stock under the circumstances and within the limits established under section IV Chapter VI of the Capital Companies Act.”

Article 16. Replacement of share certificates

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Blank.

Article 17. Foreign shareholders

All the shares forming part of the share capital of the Company are transferable to non-nationals, providing all statutory and legal requirements are met.

Part III

Bonds and debentures

Article 18. Issue of bonds, including convertible and/or exchangeable bonds other tradable bonds

The Company may issue bonds in the terms and with the legally established limits.

The convertible and/or exchangeable bonds which the Company may issue, may be issued with a fixed (determined or to be determined) or variable ratio.

The Company may issue promissory notes, warrants, preferential shares or other tradable securities other than those provided for in the above sections.

The General Shareholders’ Meeting, in the legally established terms, may delegate to the Board of Directors the power to issue simple or convertible and/or exchangeable bonds, warrants or other tradable securities provided for in the above sections, including, as the case may be, the power to exclude the pre-emptive subscription right. The Board of Directors may use said delegation of power on one or a number of occasions and for a maximum period of five (5) years.

Similarly, the General Shareholders’ Meeting may authorise that the Board of Directors determine the moment at which the issue agreed may be executed and establish the remaining conditions not provided for in the resolution of the General Shareholders’ Meeting.

The Company may also provide a guarantee for those bonds issued by its subsidiaries.

Part IV

Corporate governance

Article 19. Governing bodies

The Company shall be governed and managed by the General Meeting of Shareholders and the Board of Directors.

Section One. General Meeting of Shareholders

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Article 20. General Meetings

The duly convened General Meeting of Shareholders represents all the members of the Company, expressing the corporate will, and shall be entitled to exercise all the powers of the Company.

Resolutions adopted by the General Meeting in compliance with the provisions hereof are binding on all shareholders, including those who vote against, are absent or abstain.

Article 21.Attendance

Every three hundred and seventy-five (375) shares, whether they are Class A shares or Class B shares, shall entail the right of the holder to attend Shareholder’s Meetings, provided that ownership is accredited before the Meeting by means of the corresponding nominative attendance card, which shall state the number, class and series of the shares held and the number of votes these are entitled to cast. This card is issued by the Accounting Records body in favor of the holder of shares duly registered with the same five days before the date of the Meeting in question on first calling.

Article 22. Representation

Any shareholder who is entitled to attend may be represented at the General Meeting through another natural person who must be a shareholder entitled to attend in his or her own right.

Said representation must be granted specifically in writing for each Meeting.

Juridical persons, minors and persons disqualified for civil acts may attend through their legal representatives who shall accredit their powers before the Chair of the meeting, without prejudice to representation by family members and granting of general powers of attorney, as provided under article 187 of the Consolidated Text of the Capital Companies Act.”

Article 23. Types and frequency of General Meetings

General Meetings may be either ordinary or extraordinary.

Ordinary General Meetings shall be held at such time and place as the Directors shall appoint within the first six months of each business year to review the management of the Company, approve, if applicable, the accounts of the previous financial year and pass resolutions on the allocation of profits.

However, any other business that falls within its area of competence may also be deliberated and transacted at Ordinary General Meetings, provided that it is included in the notice of the meeting and all current legal and statutory requirements are met.

Shareholders representing at least five per cent of the share capital or five per cent of the voting shares shall be entitled to claim that a schedule be published to the notice calling the ordinary general shareholders’ meeting, including one or more items in the agenda, provided always that the new issues are accompanied by a justification or, as appropriate, by a proposal for resolution with due justification. They shall be further entitled to submit duly justified proposals for resolutions on items already included or to be included in the

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

agenda for the meeting so called. The above rights shall be exercised by written notice allowing for acknowledgment of receipt, which shall need to be received in the registered office of the company within five days following the publication of the notice calling the relevant meeting

Article 24. Calling of Meetings

Both ordinary and extraordinary General Meetings shall be called by the Board of Directors, at least one month before the date scheduled for the meeting, by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province of Seville, or by any other means of public notice including the corporate website, provided that the guarantees necessary to ensuring due effect and accordance with law are observed.

The content of the call for Meetings shall comply with wording required by the Act.

The announcement may also indicate the date on which the Meeting shall be held on second call for quorum, if required. At least twenty-four hours must elapse between the first and second callings.

Shareholders representing one per cent of the share capital or one percent of voting shares are entitled to request the presence of a Notary Public to record the minutes of the general meeting.

Shareholders representing five per cent of the share capital or five per cent of the voting shares of the Company are entitled to call a General Meeting to resolve on the corporate action claiming liability against directors, and to exercise, even without a resolution of the Meeting or against its will, a corporate action claiming liability of directors, as well as to challenge, settle or waive such action.

Article 25. Universal General Meeting

Notwithstanding the above, notice requirements may be dispensed with when the holders of all the issued shares are present in person or by proxy, unanimously resolve to hold a General Meeting and agree on the agenda.

Article 26. Extraordinary General Meetings

All other meetings of shareholders are Extraordinary General Meetings.

Article 27. Quorum requirements

The quorum required for business to be transacted at a General Meeting shall be the holders present in person or by proxy of at least twenty-five per cent of the issued voting share capital.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

In the event that a meeting stands adjourned because the quorum requirement is not met, there shall be no minimum quorum required at the adjourned meeting.

Article 28. Extraordinary General Meetings: requisition and quorum requirements

The Board of Directors may convene an Extraordinary General Meeting whenever it considers it in the interest of the Company to do so. The Directors shall also call an Extraordinary General Meeting on a requisition, stating the business to be transacted at the meeting, by members holding at least five per cent of the share capital or five percent of the voting shares.

In the latter case, the meeting shall be held within thirty days from the date on which the notarised requisition to hold the meeting was served on the Directors. The Directors shall draw up the agenda, including the business for which the meeting was requisitioned.

The quorum required for business to be transacted at an Extraordinary General Meeting shall be the holders present in person or by proxy of at least twenty-five per cent of the issued voting share capital.

In the event that a meeting stands adjourned because the quorum requirement is not met, there shall be no minimum quorum required at the adjourned meeting.

Article 29. Meetings convened by the court

If a meeting is not convened when required, the members, following an audience with the Board of Directors at which minutes shall be taken, may apply to the court of first instance of Seville to convene the meeting as provided in article 101 of the Act.

Article 30. Special quorum requirements

Certain decisions, specifically those relating to the issue of bonds, the increase or reduction of capital, a change of corporate form, the merger or demerger of the Company and, in general, any amendment to the Articles of Association, can only be taken at Ordinary or Extraordinary General Meetings when the holders of at least fifty per cent of the issued voting share capital are present in person or by proxy.

In the event that a meeting stands adjourned because the quorum requirement is not met, such decisions can be taken at the adjourned meeting when holders of at least twenty-five per cent of the issued voting share capital are present in person or by proxy. However, when less than fifty per cent of the voting share capital is present at the meeting in person or by proxy, a reinforced majority of two thirds of the voting share capital present in person or by proxy is required for the adoption of resolutions.

Article 31. Place of Meeting and Extension

General Meetings shall be held in Seville on the day designated in the notice calling them. Sessions however may be extended during one or more consecutive days.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Said extensions may be agreed on request by the Board of Directors or by partners holding at least twenty-five percent (25%) of the equity present or represented at the Meeting in question or twenty-five percent (25%) of the voting shares..

An attendance list shall be drawn up in order to establish the quorum of each Meeting in accordance with article 192 of the Capital Companies Act.”

Article 32. Chairman and Secretary of the General Meeting

The Chairman of the Board of Directors or the Deputy Chairman, as determined by the Board of Directors, shall preside as Chairman of the General Meeting, and the Secretary of the Board of Directors shall act as the Secretary of the General Meeting. In the absence of the Chairman and the Deputy Chairman, the General Meeting shall appoint one of the shareholders to preside as Chairman of the meeting. In the absence of the Secretary of the Board of Directors, the General Meeting shall appoint, on the proposal of the Chairman, a person present at the meeting to act as Secretary.

The Chairman of the General Meeting shall direct the proceedings, accord and withdraw the right to speak, determine the time allowed for each speaker and decide points of order, requesting the opinion of the Legal Adviser to the Board as he thinks fit.

Article 33. Right to information

The right to information granted to shareholders under article 197 of the Capital Companies Act may be suspended permanently or temporarily by the Chairperson of the Board of Directors if said suspension is requested by shareholders representing less than twenty-five percent of paid up capital or twenty-five per cent of the voting shares, if said percentage should equate to a lower number of voting shares, and disclosure of the information concerned could, in their view, cause prejudice to corporate interests.

When all shares are registered, the governing body may, in those instances permitted under the Act, supplement legally established publication by a written notice to each shareholder or stakeholder, always acting in compliance with the provisions of the Act.”

Article 34. Minute Book

Issues debated and agreements adopted in General Meetings shall be recorded in the Minute Book, which may be composed of loose sheets previously legalized by the Mercantile Registry, and in which shall appear, at least, the circumstances and requirements established both by the Capital Companies Act and the regulations of the Mercantile Registry. The minutes, adopted according to article 178 of the Capital Companies Act, shall be signed by persons designated under articles 202 and 203 of the aforesaid Act.”

Article 35. Resolution certificates

Certificates shall be issued in accordance with the provisions of the Act and chapter three, section three, and other applicable provisions of the Register of Companies Regulations for

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

all resolutions adopted by the General Meeting and the Board of Directors and accordingly recorded in the Minute Book.

Article 36. Publicity

Shareholders may, at any time, request certifications of resolutions adopted by the General Meeting.

A notarised instrument containing the resolutions adopted by the General Meeting and the Board of Directors shall be filed with the Registrar of Companies within the time limit established by current applicable provisions.

Article 37. Objections

General Meeting or, as appropriate, Board of Directors agreements or decisions in conflict with these Articles of Incorporation or which prejudice corporate interests may be challenged in accordance with the provisions of the Capital Companies Act.”

Section Two. Board of Directors

Article 38. Governing body

The Board of Directors, as the permanent governing body of the Company, directs, governs and manages the Company and in doing so may exercise all such powers of the Company as are not, by the provisions of the Articles of Association or the provisions of the Act, required to be exercised by the General Meeting of Shareholders.

Article 39. Composition

The Board of Directors shall be formed by a minimum of three members and a maximum of fifteen members elected by the General Meeting of Shareholders.

The following restrictions apply:

1.                                      Directors must not have been disqualified from holding a directorship or incur in any incompatibility of positions pursuant to current legislation.

2.                                      Directors must not have any conflicting or competing interests that are contrary to the interests of the Company whether of a technical, commercial or financial nature. This prohibition also applies to the representatives of entities incurring in any of the above.

Directors shall be appointed to a four year term. They may be re-elected for one or more further four-year terms. The Board is re-elected by rotation, that is, half of the Directors

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

retire every two years. The appointment expires at the time of the Ordinary General Meeting of Shareholders held after the four year period has come to an end.

Directors may resign their office. Casual vacancies occurring in the period between re-elections may be filled by shareholders appointed by the Board of Directors in compliance with the above requirements until the following Ordinary General Meeting is held. A Director appointed in manner aforesaid shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

Directors shall vacate their office on expiration of the appointment, death or resignation and by resolution of the General Meeting in the case of incapacity or removal.

Directors shall be entitled to remuneration for their services in such fixed amounts as the General Meeting of Shareholders may determine. In like manner, the Board of Directors shall determine the remuneration of the members of the Advisory Board to the Board of Directors. Such remuneration need not be the same for all the Directors. They shall also be entitled to a share in the profits of the Company under the terms and conditions established in article 50, point 2, hereof. In addition to such remuneration, Directors shall be paid any travelling expenses properly incurred by them in connection with the business of the Board of Directors.

Article 40. Date of effect

The appointment of a Director shall become effective upon acceptance of the office, once the deposit referred to above has been made; it shall be filed with the Registrar of Companies as required by the provisions of the Act.

Article 41. Offices

When a vacancy occurs, the Directors serving on the Board of Directors shall elect one of the members as Chairman, who shall cast the deciding vote in the event of a tie, and a Vice President.

The Board of Directors may designate and empower one of its members to handle the announcement of Board meetings, the inclusion of new items on the meeting agendas and the coordination and explanation of the external directors’ concerns and to direct the evaluation, replacement and/or election of the Chairman by the Board of Directors.

They shall also appoint a Secretary and, optionally, a Deputy Secretary, who need not necessarily be Directors.

Article 42. Meetings

Half plus one of the members of the Board of Directors must be present in person or by proxy at meetings for business to be transacted. Any Director may appoint another Director as his proxy in a written instrument issued for a specific meeting.

The Board of Directors shall meet when it is in the interest of the Company to do so, at the discretion of the Chairman or at the request of at least two Directors, at the registered office

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

of the Company or elsewhere. It shall meet at least three times a year, and the first meeting of the year shall be held in the first quarter.

Meetings shall be summoned by the Secretary on the instructions of the Chairman or, in his absence or incapacity, on the instructions of the Director taking his place. The notice, which shall state the agenda, place, day and hour of the meeting, shall be delivered to the members of the Board in writing no less than ten days prior to the meeting.

However, notice requirements may be dispensed with if all the members of the Board are present or give their written consent to such a meeting. Decisions can be taken by voting in writing provided that all members so agree.

Resolutions shall be carried by an absolute majority of those present at the meeting in person or by proxy, except in cases in which a reinforced majority is required pursuant to article 44-N hereof.

Article 43. Liability

In conducting the business of the Company, Directors shall discharge their duties with due care, exercising good business judgement, and due loyalty. They may be held liable by the Company and third parties for damages when they act contrary to the provisions of the Act or the Articles of Association or act without due care.

In such cases, all the members of the Board who carried out the detrimental act or who adopted the detrimental resolution shall be jointly and severally liable, except those who can prove that they played no part in any such action and were either unaware of it, did all in their power to prevent any damage or, at least, expressed their objection to it.

Article 44. Powers and duties of the Board of Directors

In conducting the business of the Company, the Board of Directors may exercise all such powers of the Company as permitted by law and by these Articles of Association and as are not expressly required to be exercised by the General Meeting of Shareholders, representing the Company in and out of court in all matters relating to the objects of the Company.

Without restricting in any way the generality of the foregoing powers, the Board of Directors may do the following:

A)                                        Acquire and transfer property and other ownership rights over all manner of movable and immovable property; establish, recognise, accept, modify, waive, extinguish or cancel rights of enjoyment and liens, particularly usufruct, rights of use and habitation, rights of way, easements, leases, chattel or real-estate mortgages and pledges with or without physical delivery.

B)                                        Do and execute acts of ownership, disposal, transfer or encumbrance in relation to any kind of movable or immovable property; buy and sell, exchange, assign and give in payment, contribute, make a settlement or in any other way acquire or dispose of property or rights; make agreements and establish terms and conditions for such acts, including prices, delivery times, methods of payment and other negotiable factors; accept denominations, inheritances and legacies.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

C)                                   Exercise all the powers inherent in the rights of the Company over all manner of property, whether they are rights that confer full ownership or limited enjoyment or lien rights or rights of possession; claim, establish and mark boundaries, enclose, conserve, repair demolish, build, make new construction declarations, rectify boundaries, initiate and carry out court or notarial procedures to register land in the land registry, set up and form part of communities of property owners, shared ownership and condominium ownership, execute and modify their bylaws, use such property and contribute to charges and expenses, administrate and enjoy it, divide joint tenancy property, segregate and aggregate properties, protect, safeguard and defend such rights and carry out any necessary measures in this respect; apply for registration of properties in the land register and any other public registers; carry out acts of administration, lease out or take out a lease on any type of property, including buildings, business premises and dwellings, fix rents, rental periods and any other terms and conditions, transfer lease rights, exercise the right to first refusal and terminate and extinguish such contracts.

D)                                   Acquire and transfer, establish, accept, modify, waive, extinguish, cancel and satisfy credit rights of any kind and cause them to be satisfied, effect, receive, allocate, pardon, offer and deposit payments, pay financial compensation, novate, modify and extinguish obligations, subrogate rights and obligations, exercise all and any powers as a creditor in and out of court.

E)                                    Make, enter into, amend, extend, renew, assign, terminate, rescind and extinguish all manner of civil, commercial and administrative contracts for the furtherance of the objects of the Company, such as the purchase, sale and rental of goods, works and services, mandates or commissions, deposits, exchanges, sureties, pledges, mortgages, antichresis, transport, freight, insurances of all kinds, engineering, factoring, leasing and any other kind of typical or atypical, nominate or innominate contracts, including contracts to set up and form part of civil and commercial companies, associations of any kind and any other entities or organisations with or without legal personality and joint ventures; intervene in their foundation, contribute assets in cash or in kind, receive stocks, shares and other interests in companies, execute memorandums and articles of association, accept, hold and resign corporate positions, exercise all financial, political and any other rights of members or associates, transfer or waive such rights, collect dividends or a share in liquidation proceeds, subscribe new stocks or shares, vote, intervene in corporate governance bodies by proxy, request reports and certifications, requisition meetings, challenge resolutions and, in general, act as members or associates, exercising all and any rights and powers conferred on them; reach settlements on all kinds of goods, rights, interests or claims; submit matters to court or private arbitration, prepare arbitration proceedings, execute contracts, agreements and preliminary and commitment clauses, legally formalise settlements and take part in the entire procedure, designate and challenge arbitrators, define disputes, fix and extend dates for the payment of awards, fix the place and other conditions for arbitration, execute the required public instruments, act as a party in all the stages of the arbitration procedure, make declarations and give evidence, appoint lawyers to defend the case, appeal against awards as appropriate or execute the award.

F)                                     Make contracts for mandates and commissions, grant and receive delegations of authority and representations, grant powers of attorney in public instruments or otherwise, define general and special powers and the terms and conditions of delegations of authority granted to lawyers and solicitors for legal proceedings or for any other purpose, authorise their substitution, modify them, revoke them and file them with the Registrar of Companies if required.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

G)                                   Acquire and transfer all manner of industrial property rights over distinctive marks, trade names, signs, trademarks or patents, utility models and designs of any kind; make and enter into contracts relating to such, exercise rights, carry out actions and make use of resources inherent therein, receive, grant and operate licences, establish agreements and conditions and enter rights in the register of the Spanish Patent and Trademark Office or in any other such register in Spain or abroad, as appropriate.

H)                                  Carry out the following with the Bank of Spain and official banks, including the Banco Hipotecario de España (Mortgage Bank of Spain), private, industrial and commercial banks, savings banks, rural banks, credit cooperatives and other credit and financial institutions and other natural and legal persons:

a)                                     Draw, accept, make, guarantee payment of, renew, cash, pay, endorse, negotiate, discount and protest commercial and financial bills of exchange, money orders, promissory notes, IOUs, cheques and other commercial paper.

b)                                     Open, extend, cancel and renew current, credit and savings accounts and use them, signing cheques, bank drafts and transfer orders.

c)                                      Acquire, dispose of and encumber government and commercial paper and securities, cash and currency.

d)                                     Provide and withdraw bonds and deposits in cash, paper or securities, collecting dividends and the capital when they mature and rent safe deposit boxes.

e)                                      Transfer non-endorsable credits.

f)                                       Provide, require and approve accounts, signing account adjustments, settlements and receipts, request statements and approve balances.

g)                                      Collect and pay sums in cash or in kind and make offers, allocations and settlements, establish standing orders for payment and collection and use cash services; receive orders of payment from the public administration or any other official body or authority.

h)                                     Take out loans including unsecured loans, personal loans secured with securities or other assets as collateral, establish, use and cancel secured or unsecured credit facilities of any kind, such as revolving credit lines and letters of credit.

i)                                         Guarantee payment of revolving credit lines, loans and bills of exchange and furnish bonds for business operations.

I)                                       Direct, manage and administrate the Company and in doing so exercise all such powers of the Company as are not required to be exercised by the General Meeting of Shareholders, including the following:

a)                                     Cause accounting records to be kept for the Company, ensuring book-keeping as required by the Code of Commerce, the Public Limited Companies Act and legislation on taxation, labour and any other relevant matters.

b)                                     Ensure proper retention and custody of the Company’s records.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

c)                                      Prepare balance sheets, accounts and the annual report in the established form for each financial year and relevant proposals to be submitted to the General Meeting of Shareholders for review and approval.

d)                                     Determine amounts to be paid in dividends on the basis of the results registered in the financial year.

e)                                      Establish corporate organisation and governance rules for the company, services and departments, establish workforces, engage employees and external experts, define assignments, duties and remuneration, dismiss employees, negotiate and sign collective bargaining agreements and exercise all and any powers of the Company in the area of labour relations and labour matters.

f)                                       Open, sign and monitor correspondence and collect certificates, packages, money orders, registered valuables, letters and telegrams from post offices.

g)                                      Open and close branch offices, agencies, warehouses and any other establishments.

h)                                     Move the registered office of the Company to another address within the municipality of Seville.

J)                                       Represent the Company vis-à-vis the State Administration, public corporations of any kind, legal persons in public law and all centralised, regional, State, provincial and municipal authorities, doing the following:

a)                                     File applications, submit, obtain and collect documents, certificates, authorisations, licences, guidelines, forms, appeals and discharges.

b)                                     Request, accept, contest, deliver and collect allocations, quotas, shares, price schedules and tariffs.

c)                                      Pay taxes and rates, request tax assessments, make claims against valuations, assessments, allocations, fines, exactions and taxation of any kind in connection with the Company or Company assets vis-à-vis tax authorities, councils and courts.

d)                                     Apply for and obtain all manner of administrative licences and represent the Company in matters relating to confiscation, expropriation and administrative repurchase.

e)                                      Collect and endorse orders of payment and certificates.

K)                                  Represent and appear on behalf of the Company before civil servants, notaries public, authorities, judges, civil, criminal, social, military, government, administrative, economic administrative and contentious administrative courts and industrial and trade union tribunals, with powers to exercise all and any rights corresponding to the Company and bring actions and claims; lodge ordinary and extraordinary appeals, petitions, grievances and complaints with any body or court of any instance, including review and cassation appeals heard by the Supreme Court, draw up writs, appear before the court, answer interrogatories, discontinue proceedings, make payments, pay and recover deposits; submit to conciliation, serve and accept petitions, summons and complaints and, in general, exercise any such powers as

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

required to represent the Company with no limitations of any kind. Appoint lawyers and solicitors and grant them general and special powers for matters relating to lawsuits, trials and disputes.

L)                                    File for suspension of payments, reduction of debt, debt moratoriums, creditors’ meetings and bankruptcy; grant reductions of debt and debt moratoriums, attend meetings with the right to vote and express opinions, approve and challenge credit (and credit ratings), propose, vote, accept, fulfil and challenge agreements, appoint and accept the office of comptroller, trustee, commissioner or any other such office.

LL)                            Execute and sign all and any public and private documents pursuant to the powers of attorney granted.

M)                                Increase the share capital in accordance with the requirements and restrictions laid down in article 153 of the Public Limited Companies Act currently in force.

N)                                   Appoint one of their number, by a simple majority vote, as Chairman and another as Deputy Chairman. The powers of the Board of Directors may be delegated to them by resolution of the Board passed by a two-thirds majority.

Ñ)                                   Without content.

O)                                   One or more General Managers, other managers and technical experts may be appointed to perform management duties under the supervision of the Board of Directors.

Article 44 bis. Committees of the Board of Directors

1.                                      The Board of Directors may form such committees as it thinks fit or as mandated by legal requirements, appointing any one or more of their number to be members thereof, with such powers and authorities as they deem fit. To this end, it may draw up the rules and regulations governing functions, scope of application, composition, procedure, etc.

2.                                      Pursuant to Law 44/2002 on measures to reform the financial system, the Board of Directors shall form and maintain an Audit Committee in compliance with statutory requirements. The Audit Committee shall be formed on a permanent basis by three Directors appointed to a maximum term of four years. Two of the members shall be non-executive directors, so that there is a majority of non-executive members as required by the provisions of the aforementioned law. One of the non-executive directors shall be elected as Chairman of the committee.

3.                                      The duties of the Audit Committee that cannot be delegated are those specified in Additional Provision 18 of the Securities Market Law 24/1988 or any provision that may supersede it and general and specific duties assigned to it by the Board of Directors, including the following:

Report to the General Meeting of Shareholders on questions raised by shareholders within its area of competence.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Submit proposals to the Board of Directors for the appointment of external auditors to be approved by the General Meeting of Shareholders.

Supervise internal audit procedures.

Have full knowledge of the Company’s financial information process and its internal control systems.

5.                                      Serve as a channel of communication with the external auditors for information on questions that could jeopardise the independence of the latter and any other matters relating to the audit process and for communications required pursuant to the legislation on auditing and technical auditing standards.

Article 45. Adjourned meetings

In the event that quorum requirements are not met at a meeting of the Board, it shall stand adjourned. The Chairman of the Board may set a new time and date for the meeting, which must be at least 24 hours after the time originally scheduled for the meeting.

Section Three. Management

Article 46. Without content

Part V

Financial Year, Balance Sheets and Profit Distribution

Article 47.  year

The Company’s financial year shall coincide with the calendar year.

Article 48. Annual accounts

The Board of Directors shall prepare the accounts for each financial year, the year-end balance sheet, the Directors’ Report, when legally required, the proposal for profit distribution and any supplementary information in the form and time established by the Act. Once the auditors have revised them and produced the auditors’ report, they shall be submitted to the members and to the General Meeting of Shareholders.

Article 49. Statement of assets and liabilities

The production of the year-end balance sheet and all the associated schedules and the statement of assets and liabilities of the Company shall, as a whole, conform to all current legal requirements.

Article 50. Allocation of Outcome

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Net profits shown on the balance sheet at the end of each fiscal year shall be allocated, safeguarding in all respects the rights set forth in article 8, according to proposals made for approval of the General Shareholders’ Meeting by the Board of Directors in the following way, once general expenses and applicable amortization, provisions for statutory reserves in compliance with article 274 of the Capital Companies Act and those for other mandatory reserve funds have been deducted:

1.                                      From the first remainder a sum equal to four percent of paid up capital will be deducted and allocated to shareholders as the minimum dividend corresponding to their respective holdings.

2.                                      From the amount then remaining a minimum of five percent and a maximum of ten percent shall be deducted and distributed among the members of the Board of Directors, as agreed by the General Meeting, as remuneration for their respective services.

3.                                      The Board of Directors may propose to the General Meeting, against the remainder, either allocation of part or the whole as a complementary dividend, the establishment of special reserves or funds, or transfer to the following fiscal year as new account balance.”

Article 51. Dividends

Dividends may only be paid out of the profit available in a financial year of from freely distributable reserves or funds, provided that the book value of net assets will not become less than the share capital as a result of the distribution.

The payment of dividends shall be effected by the Board of Directors within two months of approval of the annual accounts by the General Meeting of Shareholders.

The Board of Directors may, from time to time, resolve to pay interim dividends, provided that all legal requirements are met.

Any dividend unclaimed after five years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

Part VI

Dissolution and winding-up

Article 52. Dissolution

The Company shall be dissolved on the grounds established in the Act and by resolution of the Extraordinary General Meeting of Shareholders adopted in accordance with legal requirements.

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Article 53. Liquidation.

If the General Meeting decides to dissolve the Company, it shall in the same act appoint a receiver or receivers, always an odd number, with the legally established powers and any others which may have been granted by the General Meeting on approval of the appointment.

Members of the Board may be appointed as receivers.

The General Meeting, on proposal of the Board, may also appoint friendly arbiters to resolve the issues or conflicts arising during liquidation transactions.

The liquidation agreement shall be registered with the Mercantile Registry and published in accordance with article 369 of the Capital Companies Act

All specific legal provisions shall be observed during the liquidation period, especially those established in section two of chapter nine of said Act.”

Notice. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.